UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 1, 2007

Commission file number: 1-9972

HOOPER HOLMES, INC.
(Exact name of Registrant as specified in its charter)

New York	22-1659359
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

170 Mt.Airy Road
Basking Ridge, NJ	07920
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (908) 766-5000

Not Applicable
(Former names or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(b) Departure of Certain Officer

Effective May 4, 2007, Robert W. Jewett ceased serving as a Senior Vice President and as General Counsel and Corporate Secretary of Hooper Holmes, Inc. (the “Company”). The terms of Mr. Jewett’s separation from the Company have not yet been determined.

Item 8.01 Other Events

On May 7, 2007, the Company announced the appointment of William F. Kracklauer, age 44, as Senior Vice President, General Counsel and Corporate Secretary, effective as of that date. Mr. Kracklauer has also been elected an executive officer of the Company. A copy of the Company’s press release announcing the appointment is attached to this current report on Form 8-K as Exhibit 99.1.

From 2000 to 2005, Mr. Kracklauer served as Vice President, General Counsel and Secretary, and from mid-2005 to 2006 as Vice President with responsibility for acquisitions, of Yellow Book USA, a wholly-owned subsidiary of Yell Group plc. Yellow Book USA is an independent yellow pages publisher and a provider of online and direct marketing services. From 1996 to 1999, Mr. Kracklauer served as an Assistant General Counsel for Primedia, Inc., a publishing and media company. Prior to his employment with Primedia, he worked as an associate at two private law firms in New York City. Mr. Kracklauer earned his law degree from the Columbia University School of Law. He is a graduate of the University of Notre Dame, where he earned a BA degree in political science and French. He was admitted to the practice of law in New York State in 1990.

The Company is not aware of any related person transaction, directly or indirectly, with or involving Mr. Kracklauer within the scope of Item 404(a) of Regulation S-K or otherwise.

9.01. Financial Statements and Exhibits.

(c) Exhibits

99.1	Press release, dated May 7, 2007, announcing the appointment of William F. Kracklauer as a Senior Vice President, and as General Counsel and Corporate Secretary, of Hooper Holmes, Inc.

  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hooper Holmes, Inc.

Date: May 7, 2007    By: /s/ Michael J. Shea
Michael J. Shea
Senior Vice President,
Chief Financial Officer and Treasurer